Subsidiaries of ZAGG Incorporated

The subsidiaries of ZAGG Incorporated (the “Registrant”) as of March 30, 2009, are listed below:

Subsidiary Name	Ownership	Jurisdiction

ZAGG Europe Limited	100%	United Kingdom